UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 25, 2006

TRICELL, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-50036	88-0504530
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6 Howard Place, Stoke-on-Trent, Staffordshire, ST1 4NQ United Kingdom
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 011 44 870 753 2360

Copies to:
Asher Levitsky, P.C.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02  Unregistered Sales of Equity Securities

Purchase Agreement:

On August 25, 2006, Tricell Inc., (the “Company”) entered into the securities purchase agreement with Barron Partners LP (“Barron”) (the “Purchase Agreement”) pursuant to which the Barron purchased, for $1,700,000, (a) 8,500,000 shares of the Company’s series A convertible preferred stock, par value $0.001 per share (“Series A Preferred Stock”) (b) common stock purchase warrants to purchase up to one hundred and twenty million (120,000,000) shares of the Company’s common stock at $0.20 per share (the “Series A Warrants”) (c) common stock purchase warrants to purchase up to ten million (10,000,000) shares of the Company’s common stock at $0.35 per share (the “Series B Warrants”), (d) common stock purchase warrants to purchase up to ten million (10,000,000) shares of the Company’s common stock at $0.45 per share (the “Series C Warrants”), (e) common stock purchase warrants to purchase up to twenty million (20,000,000) shares of the Company’s common stock at $0.65 per share (the “Series D Warrants”), and (f) common stock purchase warrants to purchase up to twenty million (20,000,000) shares of the Company’s common stock at $1.00 per share (the “Series E Warrants” and collectively with the Series A, Series B, Series C and Series D Warrants, the “Warrants”).

Each share of Series A Preferred Stock is convertible into shares of common stock of the Company, par value $0.001 (the “Common Stock”) at a conversion rate of one share of Common Stock for each share of Series A Preferred Stock. The conversion rate is based on a conversion price of $0.20 per share of common stock, based on the purchase price paid by Barron ($1,700,000) divided by the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (8,500,000). The conversion price is subject to adjustment in certain instances, including the issuance by the Company of Common Stock at a price which is less than the conversion price.

The Purchase Agreement as well as the certificate of designation for the Series A Preferred Stock and the Warrants provide for an adjustment in the conversion price of the note and Series A Preferred Stock and the exercise price of the Warrants if the Company’s consolidated pre-tax income, as defined, for is less than $.08 per share on a fully-diluted basis for the year ended December 31, 2006, then the conversion price shall be reduced by the percentage shortfall, up to a maximum of 50%. Fully-diluted pre-tax income is based on the number of shares of Common Stock which are outstanding or are otherwise issuable, regardless of whether such shares would be included in determining diluted earnings per share under generally accepted accounting principles.

The following table sets forth the initial conversion price of the Series A Preferred Stock and the exercise price of the and the adjusted numbers if (a) the pre-tax income per share for 2006 is 25% below the respective target (a “25% shortfall”) and (b) the pre-tax income per share for 2006 is 50% or more below the target (a “50% shortfall”). The number of shares reflects the number of shares of common stock issuable upon conversion of the series A preferred stock, and are based on the assumption that no notes or preferred stock are converted into common stock until the adjustment has been made. There is no adjustment in the number of shares issuable upon exercise of the warrants. The number of shares reflects the number of shares issuable upon the conversion of all of the shares of series A preferred stock.

	Conversion Price/	$.20 Warrant	$.35 Warrant	$.45 Warrant	$.65 Warrant	$1.00 Warrant
	Number of Shares	Exercise Price	Exercise Price	Exercise Price	Exercise Price	Exercise Price
Unadjusted	$.20/	$.20	$.35	$.45	$.65	$1.00
	8,500,000
25% shortfall	$.15/	$.15	$.2625	$.3375	$.4875	$.75
	11,333,333
50% shortfall	$.10	$.10	$.175	$.225	$.325	$.50
	17,000,000

The Series A Preferred Stock has no voting rights, except as required by law. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the shares of the Series A Preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the certificate of designation relating to the Series A Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the Series A Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in breach of any of these provisions, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

The Purchase Agreement, the certificate of designation for the Series A Preferred Stock and the Warrants provide that the notes or Series A Preferred Stock cannot be converted and the warrants cannot be exercised to the extent that such conversion or exercise would result in the investor and its or his affiliates owning beneficially more than 4.9% of our common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions cannot be modified.

The Company agreed to have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors not later than 30 days after the closing. The failure of the Company to meet these requirements for a period of 60 days for an excused reason, as defined in the Purchase Agreement, or 75 days for a reason which is not an excused reason, would results in the imposition of liquidated damages which are payable in cash or additional shares of Series A Preferred Stock. The liquidated damages are computed in an amount equal to 15% per annum of the purchase price, up to a maximum of $255,500, which is payable in cash or shares of Series A Preferred Stock, at the election of the investors.

The Company and Barron entered into a registration rights agreement pursuant to which the Company agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of notes and the Series A Preferred Stock and exercise of the Warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of Series A Preferred Stock at the rate of 3,495 shares of Series A Preferred Stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,500,000 shares.

The Warrants issued to the investors have a term of five years. The Warrants provide for adjustments if the Company does the meet certain financial targets described above. The Warrants also provide that, with certain exceptions, if the Company issues Common Stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the Warrants, the exercise price of the Warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.

The Company also reimbursed Barron Partners for its due diligence and other expenses in the amount of $85,000.

The Purchase Agreement provides that all officers and directors and the former stockholders of NJJ Holdings (as described below) are subject to a two year lockup, during which period they may not publicly sell their shares.

Pursuant to the Purchase Agreement, the Company has agreed to amend its certificate of incorporation to (i) authorize a one-for-eight reverse split in the Company’s Common Stock, (ii) change the authorized capital stock of the Company to one hundred twenty million (120,000,000) shares, of which ten million (10,000,000) shares are shares of preferred stock and one hundred ten (110,000,000) shares are shares of Common Stock, and (iii) at or before the next annual meeting of the stockholders of the Company, the board of directors shall proposed and submit to the holders of the Common Stock for approval, an amendment to the certificate of incorporation that provides as substantially as follows:

The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.

NJJ Agreement

On August 24, 2006, the Company entered into and closed a share exchange agreement with James Reed, a United Kingdom resident (“Reed”), Neil Pursell, a United Kingdom resident (“Pursell”), John Sumnall, a United Kingdom resident (“Sumnall”), and Neil Proctor, A United Kingdom resident (“Proctor”), (Reed, Pursell, Sumnall and Proctor shall be collectively referred to as the “NJJ Shareholders”) (the “NJJ Agreement”). Pursuant to the NJJ Agreement, the Company acquired all of the issued and outstanding shares of NJJ Holdings Limited, a United Kingdom Company (“NJJ Holdings”) in exchange for (a) one million four hundred thousand ($1,400,000), payable in an amount equal to three hundred fifty thousand ($350,000) to each of the NJJ Shareholders, and (b) two hundred ten million shares (210,000,000) of the Company’s Common Stock payable as follows: (1) ninety million (90,000,000), payable in an amount equal to twenty two million five hundred thousand (22,500,000) to each of the NJJ Shareholders (the “Initial Shares”); and (2) one hundred twenty million (120,000,000) shares of the Company’s Common Stock shall be issued in the name of each of the NJJ Shareholders and held by the Company, payable in an amount equal to thirty million (30,000,000) shares of the Company’s Common Stock to each NJJ Shareholder (the “Escrow Shares”).

The NJJ Shareholders shall have the right to sell or otherwise transfer their Initial Shares, cumulatively, in the following manner: (1) 25% of each NJJ Shareholder’s shares may be sold commencing ten (10) months from the date of the NJJ Agreement, (2) 25% of each NJJ Shareholder’s shares may be sold commencing twenty two (22) months from the date of the NJJ Agreement, 25% of each NJJ Shareholder’s shares may be sold commencing thirty four (34) months from the date of the NJJ Agreement and (4) all of the NJJ Shareholder’s shares may be sold commencing forty six (46) months from the date of the NJJ Agreement.

The Company shall purchase Escrow Shares from the NJJ Shareholders at a purchase price per share equal to $0.20 per share (the “Escrow Purchase Price”), subject to adjustment. The number of Escrow Shares being purchased shall be determined by dividing the Payment Amount (as set forth below) by the Escrow Purchase Price. Within five (5) business days after the determination of the net profits for any fiscal quarter or any portion thereof for the Company up until the one year anniversary of the NJJ Agreement (a “Covered Period”), the Company shall make a payment in the total amount (the “Payment Amount”) equal to the lesser or (x) seventy percent (70%) of net profit for the applicable Covered Period; or (y) the amount by which twenty four million dollars ($24,000,000) exceeds all payments previous made by the purchase of such Escrow Shares. In no event shall the total of the payments for the purchase of the Escrow Shares exceed twenty four million dollars ($24,000,000).

The payment with respect to the first Covered Period shall be deposited by the Company with an escrow agent and the payment with respect to the remaining Covered Periods shall be paid by the Company to the NJJ Shareholders, with twenty five percent (25%) of the total payments being paid to each of the NJJ Shareholders. The payments held by the escrow agent shall be held until six (6) months and one (1) day after the date of the NJJ Agreement, at which time each NJJ Shareholder will be entitled to receive twenty five percent (25%) of the amount held. The Company’s obligation to purchase any Escrow Shares shall be limited to the extent that the Company may not purchase Escrow Shares pursuant to applicable law.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

3.1	Certificate of Designation for Series A Preferred Stock

4.1	Form of Series A Warrant

4.2	Form of Series B Warrant

4.3	Form of Series C Warrant

4.4	Form of Series D Warrant

4.5	Form of Series E Warrant

99.1	Securities Purchase Agreement, between Tricell, Inc., and Barron Partners L.P., dated August 25, 2006.

99.2	Registration Rights Agreement, dated as of August 25, 2006,by and among Tricell, Inc. and Barron Partners L.P.

99.3	Escrow Agreement, dated as of August 25, 2006, by and among Barron Partners L.P., Tricell, Inc. and Sichenzia Ross Friedman Ference LLP, as escrow agent.

99.4	Stock Exchange Agreement, dated as of August 25, 2006, by and among Tricell, Inc., James Reed, Neil Pursell, John Sumnall and Neil Proctor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tricell Inc.

Date: August 30, 2006	/s/ Neil Purcell
Neil Purcell
Chief Financial Officer